UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-8

Registration Statement No. 333-160698

UNDER

THE SECURITIES ACT OF 1933

AMERICAN NATIONAL INSURANCE COMPANY

(Exact Name of Registrant as Specified in its Charter)

Texas	74-0484030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Moody Plaza

Galveston, Texas 77550-7999

(Address, including zip code, of principal executive offices)

American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan

(Full title of the plan)

J. Mark Flippin

Secretary

One Moody Plaza, 8th Floor

Galveston, Texas 77550-7990

(409) 763-5242

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Sean A. Monticello

Greer, Herz & Adams, L.L.P.

One Moody Plaza, 18th Floor

Galveston, Texas 77550-7990

(409) 797-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-160698) registering 2,900,000 shares of the Common Stock, par value $1.00 per share, of American National Insurance Company (the “Company”) for the American National Insurance Company 1999 Stock and Incentive Plan (the “Registration Statement”).

The Company is terminating all offerings of its securities pursuant to the Registration Statement and deregistering the remaining securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Galveston, State of Texas, on July 1, 2020. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AMERICAN NATIONAL INSURANCE COMPANY

By:	/s/ James E. Pozzi
Name:	James E. Pozzi
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Date: July 2, 2020